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                                                                    EXHIBIT 10.4

                                                                       A21, INC.
                                                          ONE EMBARCADERO CENTRE
                                                                       SUITE 500
                                                         SAN FRANCISCO, CA 94111

Personal  and  Confidential
---------------------------


September  14,  2002

Mr.  Haim  Ariav
240  East  27th  Street  #15K
New  York,  NY  10016
haim@a21group.com

Re:  EmploymentAgreement  for  a21,  Inc.("a21")
     -------------------------------------------

Dear  Haim:

     This letter clarifies and confirms the terms of your new employment agreement with a21, Inc. ("a21" or "Company"). As is set forth below, your employment agreement will be contingent upon execution of this Letter Agreement or a mutually agreeable form of employment agreement and all appropriate Stock Grant and Option Agreements. If these agreements are not completed within 30 days of their presentment, either you or a21 may terminate the relationship. This Letter Agreement is subject to approval by the Board of Directors.

START  DATE
-----------

     Unless  we  mutually  agree  otherwise,  the  effective date of this Letter
Agreement  will  be  October  1,  2002  (the  "Start  Date").

CURRENT  COMPENSATION
---------------------

     You will be paid FIFTEEN THOUSAND DOLLARS ($15,000), payable at the end of each month and prorated for partial months. Your fees will compensate you for all hours worked. The Company will be responsible for all deductions pursuant to federal, state and local law. If at any point in time the Company is unable to pay your compensation in cash, you agree to accept common shares of the Company at a rate of 150% of the cash compensation due or restricted common shares at a rate of 200% of the cash compensation due based on the five (5) day closing average prior to the due date. Additionally, all unvested stock and options in this agreement except for Performance Options as defined below will vest immediately if the Company misses paying your cash compensation for four months within a 12 month time period or will vest twelve months earlier than scheduled if the Company misses paying your cash compensation for more than two months.


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HAIM  ARIAV
SEPTEMBER  14,  2002
PAGE  2

CASH  AND  EQUITY  BONUS
------------------------

     You will receive semi-annual performance and compensation reviews and will be eligible for a performance bonus program to be negotiated with the Board of Directors, the first of which is to be awarded on the anniversary of the Start Date and then semi-annually thereafter. Your annualized cash bonus will be up to seventy-five percent (75%) of your base compensation based on sales and profitability of the Company in a formula to be agreed upon between you and the Board of Directors within 90 days of the Start Date of this Letter Agreement. You will also receive 300,000 shares if the Company is merged or acquired at a valuation in excess of $2.50 per share during your consulting engagement or initiated by the Company during your consulting engagement and subsequently completed after your consulting engagement. The bonus shares shall be issued concurrently with the completion of such transactions as long as it is not in violation any securities or other regulations in which case other equivalent compensation as mutually agreed shall be delivered to you.

BENEFITS
--------

     The Company will pay for your health insurance costs. You will be entitled during the term of this Letter Agreement to vacation, medical and other benefits or reimbursement for same as the Company may offer from time to time to consultants and employees, subject to applicable eligibility requirements. The Company reserves the right to make any modifications in the benefits packages that it deems appropriate at its discretion. You will be provided benefits including vacation equal to those provided to other similarly situated consultants or executives.

EXPENSES
--------

     You will be provided reimbursement for business expenses, subject to verification by documentation sufficient pursuant to the Internal Revenue Code and Company policy. Any extraordinary expenses in excess of $1,000.00 must be submitted to the Company for approval in advance.

     We  will  also  provide  a  monthly  allowance  for  your  cell  phone.

STOCK  OPTIONS  AND  EQUITY  COMPENSATION
-----------------------------------------

     Subject to Board of Directors' approval, and the execution of all required documentation, you will be provided with an option to purchase up to 400,000 common shares of a21, which will expire on 5/1/07, and vest subject to the following:

1.     40%  on  11/1/02  at  an  exercise  price  of  $.50  per  share.

2.     30%  on  5/1/03  at  an  exercise  price  of  $1.00  per  share.

3.     30%  on  5/1/04  at  an  exercise  price  of  $1.50  per  share.


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HAIM  ARIAV
SEPTEMBER  14,  2002
PAGE  3

     In addition, you will be provided an option to purchase up to 300,000 common shares of a21 ("Performance Options"), which will expire on 5/1/07, and vest subject to the following milestones being achieved prior to 12/31/03:

1.     150,000  when  a21  completes  its  first  acquisition..

2. 150,000 above plus an additional 50,000 when a21 achieves an annual revenue run rate of $5mm based on the prior three months average revenue.

3. 200,000 above plus an additional 100,000 when a21 achieves an annual revenue run rate of $7.5mm based on the prior three months average revenue.

4. If the Company completes the first acquisition on or before January 31, 2003, or the second acquisition on or before April 30, 2003, all 300,000 will vest immediately.

The options will have an exercise price equal to the lower of $1.50 per share or the 20-day average closing price prior to achievement of the above milestones.

     Additional options may be provided by the Board of Directors from time to time based on performance criteria and subject to Board approval and the requirement of the Plan. The option you currently hold to purchase 266,667 common shares at $.15 is fully vested.

     We anticipate that you will desire to consult tax counsel of your own choosing prior to finalization of the terms set forth above. As these grants may also affect the Company's profitability and tax obligations in a significant manner, we may be required to work with you to adjust the numbers of options set forth above during this initial start-up period.

TITLE
-----

     You will serve as President until replaced. You will report to the Board of Directors.

TERM
----

     The term will be for a period of two years. You may terminate the Agreement upon providing 90 days notice (day 1 is the "Notice Date"), You will be entitled to all vested shares and options for shares deemed earned as of the Notice Date.

     The Company may terminate the Agreement without cause upon providing 180 days written notice to you (day 180 is the "Termination Date"). You will be entitled to all vested shares and options for shares deemed earned as of the Termination Date, plus shares and options on shares to be vested in the next period are deemed earned on a prorated basis as of the Termination Date. All cash compensation accrued through the Termination Date will be paid in immediately available funds within 90 days after the Termination Date. In addition, the Company shall continue to pay you your annual base compensation as of the Termination Date for the term of any non-competition agreement which you enter into with the Company (the "Severance Payments") provided, however, that regardless of the duration of any non-competition agreement between you and the

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HAIM  ARIAV
SEPTEMBER  14,  2002
PAGE  4

Company, the Company shall continue to pay you your annual base compensation through the Company Termination Date consistent with the normal practices of the Company (the "Minimum Severance Payments").

     The Company may terminate this Agreement with Cause and with no further liability as of the Termination Date. You will be entitled to all vested shares and options for shares deemed earned as of the Termination Date. All cash compensation accrued through the Termination Date will be paid in immediately available funds within 30 days after the Termination Date. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure of Executive to perform his duties hereunder to the satisfaction of the Board (other than any such failure resulting from incapacity due to physical or mental illness); (ii) a material breach by the Executive of this Agreement; (iii) the willful engaging by Executive in gross misconduct which could reasonably be expected to result in injury to the financial condition or reputation of the Company; or (iv) the willful engaging by Executive in illegal conduct which could reasonably be expected to result in injury to the financial condition of the Company; provided, however, that the circumstances described in each subsection (i)-(iii)
                   ----
above shall not constitute Cause until written notice of such circumstances is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have violated such subsection, and you do not remedy such violation within thirty (30) days of receiving such notice.

     If the Company fails to execute a consulting agreement through no fault of yours, and as a result you do not work for the Company, then you will be fairly compensated for any business generated through your efforts and contacts that benefit the Company. In addition, you will be paid for compensation earned to date, plus your shares and options that would have been vested to date.

ADDITIONAL  PROVISIONS
----------------------

     As a condition of your employment agreement, we will expect you to execute a form of agreement which contains confidentiality, non-competition and invention assignment provisions.

     Your employment agreement is also contingent upon providing proof of your identity and authorization to work in the United States as required by federal law. You will be expected to provide such documentation on the first day of your consulting engagement.

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HAIM  ARIAV
SEPTEMBER  14,  2002
PAGE  5

     If you wish to accept a employment position with the Company, please indicate by signing two copies of this letter and returning both copies to a21.

                                          Very  truly  yours,


                                          Albert  H.  Pleus
                                          Chairman




I  have  read  and  agree  to  the
terms  set  forth  above:


____________________________________     _______________________
Haim  Ariav                               Date



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